Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Bioptix, Inc. (formerly Venaxis, Inc.) (the "Company") of our report dated March 23, 2016, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the effects of the adjustments to retroactively apply the impact of the reverse stock split) on the financial statements of the Company as of and for the year ended December 31, 2015, which report appears in the Annual Report on Form 10-K of Bioptix, Inc., for the year ended December 31, 2016, and to the reference to our firm under the caption "Experts" in the Prospectus.

/s/ GHP Horwath, P.C.

Denver, Colorado
July 19, 2017